Exhibit 99.1

Seres Therapeutics Reports Second Quarter 2022 Financial Results and Provides

Business Updates

– Expect to complete SER-109 Biologics License Application filing in the coming weeks –

– Reported confirmatory SER-109 Phase 3 study results, including in individuals with a first recurrence of C. difficile infection –

– Strengthened balance sheet with $100 million registered direct equity offering

– Conference call at 8:30 a.m. ET today –

CAMBRIDGE, Mass., August 3, 2022 — Seres Therapeutics, Inc. (Nasdaq: MCRB), a leading microbiome therapeutics company, today reported second quarter 2022 financial results and provided business updates.

“We made considerable progress on key clinical, corporate and commercial initiatives that bolster our leadership in the microbiome field,” said Eric Shaff, President and Chief Executive Officer at Seres. “We were delighted to report positive confirmatory safety and efficacy data from our SER-109 ECOSPOR IV study in recurrent C. difficile infection, which help complete the FDA’s predefined safety database requirements for investigational product SER-109. These ECOSPOR IV data are consistent with our prior ECOSPOR III study and we expect them to complete the SER-109 Phase 3 development program. These data form the basis for our recently initiated rolling BLA submission, which we expect to complete in the coming weeks. In addition, we continue to advance our commercial readiness activities with our collaborator, Aimmune Therapeutics, Inc., a Nestlé Health Science company, in advance of our expected launch in the first half of 2023. We also recently strengthened our balance sheet with a $100 million registered direct equity offering to further support our efforts to prepare for a successful SER-109 product launch.”

Program and Corporate Updates

SER-109 Phase 3 ECOSPOR III study in recurrent C. difficile infection: SER-109, an investigational oral, live microbiome therapeutic, achieved its primary endpoint of superiority to placebo in reducing recurrence in patients with recurrent CDI (rCDI).

In June 2022, Seres reported positive confirmatory results from ECOSPOR IV, an open-label study of SER-109 in patients with rCDI (ClinicalTrials.gov identifier: NCT03183141) designed to expand the SER-109 safety database in support of the ongoing rolling BLA filing. The open-label ECOSPOR IV study evaluated adults with rCDI, providing 24-week data for an additional 263 subjects administered SER-109. In the study, 91.3% of patients in the overall population achieved a sustained clinical response at eight weeks. The results were consistent with the previous ECOSPOR III results and were consistent across key subpopulations, including in individuals with a first recurrence of CDI.

The study enrolled subjects with a clinical profile consistent with those commonly evaluated and treated in clinical practice. The overall safety profile through the 24-week follow-up showed that SER-109 was well tolerated, consistent with the safety profile observed in ECOSPOR III. Similarly low recurrence rates were observed in key subpopulations at eight weeks, including subjects with a first recurrence (6.5%), second recurrence (6.1%) and three or more recurrences (13.8%). Furthermore, the study allowed for initial CDI diagnosis to be made with either toxin or PCR, reflecting the variability across local medical practices; on-study recurrences continued to be confirmed by toxin to ensure study data integrity.

The ECOSPOR IV data were consistent with the prior Phase 3 ECOSPOR III study evaluating SER-109 for the treatment of rCDI. These results, published in the New England Journal of Medicine (NEJM) indicated that SER-109 was superior to placebo in reducing CDI recurrence, with 88% of SER-109 patients achieving a sustained clinical response compared to 60% on placebo at eight weeks. SER-109 was well tolerated in the study, with no drug-related serious adverse events.

The Company recently initiated a rolling BLA submission for SER-109 and expects to complete the filing in the coming weeks.

Seres has an active SER-109 expanded access program at various sites across the U.S. The program is designed to enable eligible adults with rCDI to obtain access to the investigational therapeutic prior to a potential FDA product approval.

The Company continues to prepare for a successful product launch with Aimmune Therapeutics, Inc. The Company believes that a substantial commercial opportunity exists for SER-109. The cost of a patient with CDI has been estimated to result in approximately $34,000 in annual direct healthcare expenses; this does not include the substantial indirect costs associated with this disease. There are approximately 170,000 cases of rCDI annually in the U.S. and CDI results in over 20,000 deaths annually.

Seres continues to execute pre-commercialization activities in collaboration with Aimmune Therapeutics, including market education and data dissemination to the medical community. In addition, activities are ongoing to engage payers in accordance with FDA guidance on pre-approval information exchange. The Company continues to make progress expanding commercial-scale production of SER-109 to prepare for anticipated market demand. An ongoing agreement with Bacthera, a global leader in biopharmaceutical product manufacturing, is designed to increase longer-term SER-109 product supply and adds to existing manufacturing capabilities.

SER-155 Phase 1b clinical study activities: Seres continues to advance a Phase 1b clinical study of SER-155 designed to evaluate safety and microbiome drug pharmacology. The trial will also assess the impact on infections and/or graft versus host disease, or GvHD, associated with SER-155 in adult subjects who are undergoing allogeneic hematopoietic stem cell transplantation (allo-HSCT). SER-155 is an investigational oral, rationally designed, cultivated microbiome therapeutic designed to reduce the incidence of gastrointestinal (GI) infections, bloodstream infections, and GvHD in patients receiving allo-HSCT. In April 2022, the SER-155 Data and Safety Monitoring Committee met as part of a planned data review and approved a recommendation to continue with enrollment in Cohort 1 based on an evaluation of available safety data. The study is being conducted at a number of leading cancer centers across the US.

SER-155 is a consortium of bacterial species selected using Seres’ reverse translation discovery and development platforms. The design incorporates microbiome biomarker data from human clinical data and nonclinical human cell-based assays and in vivo disease models. The SER-155 composition aims to decrease the colonization and translocation of antibiotic-resistant bacteria in the GI tract to decrease the incidence of bloodstream infections and additionally to modulate host immune responses to decrease GvHD. In addition to SER-109, SER-155 represents Seres’ second active clinical development program in its Infection Protection franchise.

Registered direct common stock offering: In July 2022, the Company closed a registered direct equity offering of its common stock resulting in proceeds, net of placement agent fees, of approximately $96.8 million. The Company intends to use the net proceeds from the offering for commercial readiness and manufacture of SER-109 for the U.S. market, including expanding longer-term commercial manufacturing capacity, advancing the clinical development of SER-109 for the EU market, and other general corporate and working capital purposes. The offering included participation by Federated Hermes Kaufmann Funds, Flagship Pioneering, Heights Capital Management, Inc., Janus Henderson Investors, and Nestlé Health Science, as well as other new and existing investors.

2022 Digestive Disease Week (DDW) annual meeting: Seres presented a pre-planned exploratory analysis from the SER-109 ECOSPOR III trial showing that approximately two-thirds of CDI recurrences occurred within the first two weeks following antibiotic treatment for CDI – the window of vulnerability – when the microbiome is further decimated and C. difficile spores, untouched by antibiotics, are free to germinate into toxin-producing vegetative bacteria. These findings suggest that the first two weeks following antibiotic treatment may be the optimal time when microbiome therapeutics may have the greatest potential benefit, to restructure bacterial diversity and disrupt the cycle of recurrent C. difficile.

The Company also presented data from stool samples collected from ECOSPOR III participants that were analyzed for changes in their microbial makeup and fatty acid concentrations across the eight weeks following SER-109 treatment. For participants who received SER-109, butyrate, valerate and hexanoate levels rapidly increased, starting within the two-week window of vulnerability, and remained significantly higher than the placebo group for the eight-week data analysis period. Fatty acids with long and medium carbon chain lengths, such as butyrate, valerate and hexanoate, have been shown to inhibit the growth of C. difficile.

2022 American Society of Clinical Oncology (ASCO) annual meeting: The Company presented data detailing the design of the Phase 1b trial evaluating the efficacy, safety and pharmacokinetics of SER-155 in adults undergoing allo-HSCT. In addition, Seres presented preclinical data supporting further investigation of microbiome therapeutics to prevent or treat GI mucositis – a common and often painful complication of radiation and chemotherapy involving the breakdown of the rapidly-dividing epithelial cells lining the GI tract.

Infection Protection research: The Company continues to conduct research to bring forward new clinical candidates related to using microbiome therapeutics as a novel approach for Infection Protection for medically compromised individuals, including those with cancer neutropenia, cirrhosis, or solid organ transplant. Preclinical studies are evaluating the potential to reduce the abundance of targeted pathogens to decrease the potential for pathogen transmission, strengthen epithelial barriers to further reduce the frequency of bloodstream infections and to modulate immune responses to tackle medical complications such as graft versus host disease. The Company anticipates advancing an additional Infection Protection therapeutic candidate into clinical development in 2023.

Ulcerative colitis (UC) research: The Company previously reported clinical, microbiome and metabolomic data from the SER-287 Phase 2b study and the first cohort of its SER-301 Phase 1b study. Available data for these investigational microbiome therapeutics suggest that there may be an opportunity to utilize biomarker-based patient selection and stratification for future studies. Research activities remain ongoing to inform potential further development activities.

Financial Results

Seres reported a net loss of $64.7 million for the second quarter of 2022, as compared with a net loss of $48.3 million for the same period in 2021.

Research and development expenses for the second quarter of 2022 were $43.9 million, compared with $36.0 million for the same period in 2021. The research and development expenses were primarily related to Seres’ late-stage SER-109 clinical development program and manufacturing costs, as well as personnel expenses.

General and administrative expenses for the second quarter of 2022 were $20.3 million, compared with $17.5 million for the same period in 2021. General and administrative expenses were primarily related to personnel expenses, professional fees, including SER-109 commercial readiness and pre-launch expenses, and facility costs.

Seres ended the second quarter of 2022 with approximately $195.8 million in cash, cash equivalents and investments. Subsequent to the end of the quarter, in July 2022, the Company closed a $100 million registered direct offering of its common stock, resulting in proceeds, net of placement agent and other fees, of approximately $96.8 million. As a result, the June 30, 2022, pro-forma cash balance, inclusive of the registered direct offering net proceeds, was approximately $291.4 million.

Conference Call Information

Seres’ management will host a conference call today, August 3, 2022, at 8:30 a.m. ET. To access the conference call, please dial 800-715-9871 (domestic) or 646-307-1963 (international) and reference Conference ID 3171491. To join the live webcast, please visit the “Investors and News” section of the Seres website at www.serestherapeutics.com.

A webcast replay will be available on the Seres website beginning approximately two hours after the event and will be archived for at least 21 days.

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a leading microbiome therapeutics company developing a novel class of multifunctional bacterial consortia that are designed to functionally interact with host cells and tissues to treat disease. Seres’ SER-109 program achieved the first-ever positive pivotal clinical results for a targeted microbiome drug candidate and has obtained Breakthrough Therapy and Orphan Drug designations from the FDA. The SER-109 program is being advanced to prevent further recurrences of C. difficile infection and has potential to become a first-in-class FDA-approved microbiome therapeutic. Seres is evaluating SER-155 in a Phase 1b study in patients receiving allogeneic hematopoietic stem cell transplantation to reduce incidences of gastrointestinal infections, bloodstream infections and graft-versus-host disease as well as additional preclinical stage programs targeting Infection Protection in medically compromised patients. The Company is also conducting research to inform further development of microbiome therapeutics for ulcerative colitis.

For more information, please visit www.serestherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including the potential approval of SER-109 and its status as a first-in-class therapeutic; the timing of a BLA acceptance and potential product launch; the potential market for SER-109; the anticipated indication of SER-109; our manufacturing capabilities; the potential impact of microbiome therapeutics in Infection Protection; the ability to utilize biomarker-based patient selection in UC development; the ultimate safety and efficacy data for our products; the potential benefits of our collaborations; the sufficiency of cash to fund operations; and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding; our limited operating history; the impact of the COVID-19 pandemic; our unproven approach to therapeutic intervention; the lengthy, expensive and uncertain process of clinical drug development; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates and develop and commercialize our product candidates, if approved; and our ability to retain key personnel and to manage our growth. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), on May 4, 2022, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$126,824	$180,002
Short term investments	68,971	110,704
Prepaid expenses and other current assets	13,785	12,922

Total current assets	209,580	303,628
Property and equipment, net	19,520	17,938
Operating lease assets	25,001	18,208
Restricted cash	8,185	8,000
Restricted investments	1,401	1,401
Long term investments	—	495
Other non-current assets	9,509	5,189

Total assets	$273,196	$354,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,992	$13,735
Accrued expenses and other current liabilities (1)	56,889	45,094
Operating lease liabilities	7,058	6,610
Deferred revenue—related party	11,098	16,819

Total current liabilities	89,037	82,258
Long term portion of note payable, net of discount	50,632	24,643
Operating lease liabilities, net of current portion	19,516	17,958
Deferred revenue, net of current portion—related party	90,010	86,998
Other long-term liabilities (2)	943	11,495

Total liabilities	250,138	223,352

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2022 and December 31, 2021; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2022 and December 31, 2021; 92,306,944 and 91,889,418 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	92	92
Additional paid-in capital	758,935	745,829
Accumulated other comprehensive loss	(256)	(60)
Accumulated deficit	(735,713)	(614,354)

Total stockholders’ equity	23,058	131,507

Total liabilities and stockholders’ equity	$273,196	$354,859

[1]	Includes related party amounts of $33,062 and $21,098 at June 30, 2022 and December 31, 2021, respectively
[2]	Includes related party amounts of $0 and $10,585 at June 30, 2022 and December 31, 2021, respectively

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue—related party	$1,216	$5,263	$2,709	$9,911
Grant revenue	—	$—	—	1,070

Total revenue	1,216	5,263	2,709	10,981
Operating expenses:
Research and development expenses	43,935	35,954	83,584	65,257
General and administrative expenses	20,335	17,451	38,906	29,192
Collaboration (profit) loss sharing—related party	271	—	(705)	—

Total operating expenses	64,541	53,405	121,785	94,449

Loss from operations	(63,325)	(48,142)	(119,076)	(83,468)

Other (expense) income:
Interest income	395	829	779	1,795
Interest expense	(1,501)	(732)	(2,413)	(1,428)
Other expense	(304)	(285)	(649)	(694)

Total other (expense) income, net	(1,410)	(188)	(2,283)	(327)

Net loss	$(64,735)	$(48,330)	$(121,359)	$(83,795)

Net loss per share attributable to common stockholders, basic and diluted	$(0.70)	$(0.53)	$(1.32)	$(0.91)
Weighted average common shares outstanding, basic and diluted	92,255,416	91,659,829	92,224,382	91,593,845

Other comprehensive (loss) income:
Unrealized (loss) gain on investments, net of tax of $0	(41)	27	(196)	59

Total other comprehensive (loss) income	(41)	27	(196)	59

Comprehensive loss	$(64,776)	$(48,303)	$(121,555)	$(83,736)

PR Contact

Kristin Ainsworth

kainsworth@serestherapeutics.com

IR Contact

Carlo Tanzi, Ph.D.

ctanzi@serestherapeutics.com

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